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                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-----------                                            Washington D.C.  20549                      --------------------------------
FORM 3                                                                                             OMB APPROVAL
-----------                          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       --------------------------------
                                                                                                   OMB Number: 3235-0104
                                           Filed pursuant to Section 16(a) of the Securities       Expires: December 31, 2001
                                           Exchange Act of 1934, Section 17(a) of the Public       Estimated average burden
                                           Utility Holding Company Act of 1935 or Section          hours per response..........0.5
                                           30(f) of the Investment Company Act of 1940             --------------------------------
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1. Name and Address of Reporting Person*|2. Date of Event          |4. Issuer Name and Ticker or Trading Symbol
                                        |   Requiring Statement    |
                                        |    (Month/Day/Year)      |        Tri-County Bancorp, Inc    TRIC
                                        |                          |----------------------------------------------------------------
     Guth         Joe        P.         |       May 1, 1999        |5. Relationship of Reporting            |6. If Amendment,
----------------------------------------|--------------------------|   Person(s) to Issuer                  |   Date of Original
   (Last)      (First)   (Middle)       |3. IRS or Social Security |   (Check all applicable)               |   (Month/Day/Year)
                                        |   Number of Reporting    |                                        |
      RR 3, Box 61                      |   Person (Voluntary)     |   ___Director        ___10% Owner      |-----------------------
----------------------------------------|                          |   _X_Officer (give   ___Other (specify |7. Individual or Joint/
        (Street)                        |     ###-##-####          |      title below)       below)         |   Group Filing
                                        |                          |                                        |   _X_ Filed by one
   Torrington          WY      82240    |                          |          Executive Vice President      |   ___ Filed by group
----------------------------------------|--------------------------|----------------------------------------------------------------
   (City)        (State)       (Zip)    |                             TABLE I - Non-Derivative Securities Beneficially Owned
----------------------------------------|-------------------------------------------------------------------------------------------
 1. Title of Security                            |2. Amount of Securities |3. Ownership       |4. Nature of Indirect Beneficial
    (Instr. 4)                                   |   Beneficially Owned   |   Form: Direct    |   Ownership (Instr. 5)
                                                 |   (Instr. 4)           |   (D) or Indirect |
                                                 |                        |   (I) (Instr. 5)  |
-------------------------------------------------|------------------------|-------------------|-------------------------------------
                                                 |                        |                   |
-------------------------------------------------|------------------------|-------------------|-------------------------------------
                                                 |                        |                   |
-------------------------------------------------|------------------------|-------------------|-------------------------------------
                                                 |                        |                   |
-------------------------------------------------|------------------------|-------------------|-------------------------------------





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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 3 (continued) TABLE II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security |2. Date Exer-      |3. Title and Acount of Securities |4. Conver-   |5. Ownership  |6. Nature of
   (Instr. 4)                   |   cisable and     |   Underlying Derivative Security |   sion or   |   Form of r  |   Indirect
                                |   Expiration Date |   (Instr. 4)                     |   Exercise  |   Derivative |   Beneficial
                                |   (Month/Day/Year)|                                  |   Price of  |   Security:  |   Ownership
                                |                   |                                  |   Derivative|   Direct(D)  |   (Instr. 5)
                                |-------------------|----------------------------------|   Security  |   or Indirect|
                                |Date   |Expiration |                     |  Amount or |             |    (I)       |
                                |Exer-  |  Date     |         Title       |  Number of |             |    (Instr. 5)|
                                |cisable|           |                     |  Shares    |             |              |
--------------------------------|-------|-----------|---------------------|------------|-------------|--------------|---------------
                                |       |           |                     |            |             |              |
--------------------------------|-------|-----------|---------------------|------------|-------------|--------------|---------------
                                |       |           |                     |            |             |              |
--------------------------------|-------|-----------|---------------------|------------|-------------|--------------|---------------
                                |       |           |                     |            |             |              |
--------------------------------|-------|-----------|---------------------|------------|-------------|--------------|---------------

--------------------------------|-------|-----------|---------------------|------------|-------------|--------------|---------------
                                |       |           |                     |            |             |              |
--------------------------------|-------|-----------|---------------------|------------|-------------|--------------|---------------
Explanation of Responses:

                                                                                /s/Joe P. Guth                   June 29, 1999
                                                                                -------------------------------  ------------------
                                                                                **Signature of Reporting Person  Date


* Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained in this form are not  required to respond unless the form  displays a currently valid OMB Number.
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